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                                                                   Exhibit 10u
                      SEVERANCE AND SETTLEMENT AGREEMENT

     THIS AGREEMENT, made and entered into December 12, 1995, between Frantz Corneille ("Executive") and Computer Network Technology Corporation, a Minnesota corporation ("CNT").

     WHEREAS, Executive asserts that he has certain claims against CNT;

     WHEREAS, Executive has resigned as the Vice President of Marketing and an employee of CNT; and

     WHEREAS, the parties desire to provide for certain severance payments to Executive and to compensate Executive for the release of the claims Executive asserts that he has against CNT, on the terms set forth in this Agreement,

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, the parties agree as follows:

     1.   Salary and Benefit Continuation.

          (a) Severance Payments. CNT shall pay to Executive the gross amount of $36,250 as severance pay, in six equal semi-monthly installments of $6,041.67. Installments shall be payable on CNT's regular paydays and appropriate federal and state taxes shall be withheld. The installments shall commence on the first of CNT's regular paydays occurring after Executive signs this Agreement.

          (b) Outplacement. CNT shall provide to Executive through December 31, 1996, the services of an outplacement adviser mutually acceptable to Executive and CNT, up to a maximum expense of $13,000.

          (c) References. CNT shall provide to prospective employers of Executive references in form and substance as may be agreed upon by CNT and Executive prior to the 15th calendar day following Executive's execution of this Agreement.

          (d) PTO Hours. CNT shall pay to Executive, in accordance with CNT's standard policies, amounts accrued for time off ("PTO") that remained unused and unforfeited as of the termination of Executive's employment.

          (e) Life Insurance. CNT shall pay for Executive's life insurance coverage under COBRA through Reliance Standard Insurance Company's group policy for six months after the date of this Agreement. Thereafter, Executive shall be entitled to continue such life insurance for an additional twelve months, at his own expense, in accordance with COBRA.

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     2.  Non-disparagement and Public Comment. Executive shall not disparage, defame, or otherwise make any statements reflecting negatively upon CNT, its products, services, research and development efforts, or employees. For two years after the date of this Agreement, Executive shall not, without the prior written consent of CNT, answer questions from or otherwise respond to or communicate with any reporter or other representative of any newspaper, magazine, or other media or publication concerning CNT, Executive's employment by CNT, or the termination of such employment, except to respond "no comment" to any question or request for comment.

     3. Return of Company Property. Executive shall promptly return all equipment, documents, and other property of CNT that he has in his possession, custody, or control.

     4. SEC Filings. Executive shall sign and file, with CNT's cooperation, all necessary documents and filings required by the Securities and Exchange Commission after his termination of employment.

     5. Confirmation of Covenants. CNT and Executive hereby amend Executive's employment agreement with CNT dated May 10, 1994 to provide that Executive's noncompetition covenant under Section 6 shall only extend for six months after the date of this Agreement. Executive hereby confirms his obligations under the provisions of Sections 4 and 5 of his Employment Agreement with CNT dated May 10, 1994. Executive shall treat the terms and conditions of this Agreement as confidential information of CNT and shall not disclose such terms to any person, except to members of his immediate family, his attorneys and accountants, and such other persons to whom disclosure may be required by law.

     6. Release. (a) Settlement. While Executive asserts that he has certain claims against CNT, Executive acknowledges that CNT denies any liability to Executive for any violation of any legal rights of Executive and Executive acknowledges that the amounts payable to him pursuant to this Agreement constitute a substantial benefit to Executive over and above the amount to which he would otherwise have been entitled under the terms of CNT's severance practice had he not entered into this Agreement. CNT and Executive intend by this Agreement to settle any and all claims Executive has or may have against CNT arising out of or relating to CNT's employment of Executive or the termination thereof.

        (b) Settlement Payments. CNT shall pay to Executive the gross amount of $26,250 as initial settlement payments, in six equal semi-monthly installments of $4,375. Installments of initial settlement payments shall be payable on CNT's regular paydays. The installments shall commence on the first of CNT's regular paydays occurring after the termination of Executive's severance payments under Section 1(a). If, after the conclusion of the initial settlement payments described in the preceding sentence, Executive remains unemployed or is employed at a monthly gross compensation less than $8,750, CNT shall pay to Executive an additional gross amount of up to $52,500, in up to 12 semi-monthly installments of up to $4,375 each in the same manner as the initial settlement payments. If Executive is unemployed, the additional installments shall be $4,375 each. If Executive is

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employed at a monthly gross compensation less than $8,750, these installments shall each be in an amount equal to the difference between (i) $4,375 minus (ii) one-half of Executive's new monthly gross compensation. To receive installments of additional settlement payments under this Section 6(b), Executive must notify CNT at least five and no more than ten days prior to payment of each installment that he is not employed or that he is employed at a monthly gross compensation of less than $8,750, as the case may be.

          (c) Release. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive, for himself, his heirs, successors and assigns, hereby releases and forever discharges CNT, its officers, employees, directors, agents, successors and assigns (the "Released Parties"), of and from any and all manner of actions, suits, claims, damages, judgments, levies and executions, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, fixed or contingent, direct or indirect, at law or in equity, that Executive ever had, has or ever can, shall or may have or claim to have arising out of or relating to the employment of Executive by CNT or the termination of such employment, including, without limitation, any claims arising under or based upon the Minnesota Human Rights Act, Minn. Stat. (S) 363.01; Title VII of the Civil Rights Act, 42 U.S.C. (S) 2000e, et. seq.; the Americans with Disabilities Act, 42 U.S.C. (S) 12101; the Age Discrimination in Employment Act, 29 U.S.C. (S) 621 et. seq.; ERISA 29 U.S.C. (S) 1001 and any contract, quasi contract or tort claims with respect to such matters, whether developed or undeveloped, but excluding any claims arising under this Agreement. Executive shall not institute any claim for damages or equitable relief, by charge or otherwise, nor authorize any other party, governmental or otherwise, to institute any claim for damages or equitable relief, by administrative or legal proceedings against one or more of the Released Parties for any matter arising out of or relating to the employment of Executive by CNT or the termination of such employment, and Executive shall not permit himself to be a member of any class seeking relief, and will not counsel or assist in any prosecution of claims, against one or more of the Released Parties, whether on behalf of himself or others with respect to any such matter.

     7.   Rescission.

          (a) Rescission under Minnesota Statute. Executive has been informed of his right to rescind this Agreement under Minn. Stat. (S) 363 et. seq. (prohibiting discrimination in employment) by written notice to CNT within 15 calendar days following his execution of this Agreement. To be effective, such written notice must be delivered by hand or by mail to Lewis Shender, Computer Network Technology Corporation, 605 North Highway 169, Suite 800, Minneapolis, Minnesota 55441, within such 15-day period. If a notice of rescission is delivered by mail, it must be: (i) postmarked within such 15-day period; (ii) properly addressed to Lewis Shender as set forth above; and (iii) sent by certified mail return receipt requested. It is understood that CNT shall have no obligations under this Agreement in the event such notice of rescission by Executive is timely delivered.

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          (b)  Revocation under the Age Discrimination in Employment Act.
Executive has been informed of his right to revoke this Agreement under the Age Discrimination in Employment Act, 29 U.S.C. (S) 621 et. seq. by written notice informing CNT of his intent to revoke this Agreement within seven calendar days following his execution of this Agreement. This Agreement shall not become effective or enforceable until such 7-day period has expired. To be effective, such written notice must be delivered by hand or by mail, to Lewis Shender, Computer Network Technology Corporation, 605 North Highway 169, Suite 800, Minneapolis, Minnesota 55441, within such 7-day period. If a notice of rescission is delivered by mail, it must be: (i) postmarked within such 7-day period; (ii) properly addressed to Lewis Shender as set forth above; and (iii) sent by certified mail return receipt requested. It is understood that CNT shall have no obligations under this Agreement in the event such a notice of rescission by Executive is timely delivered.

          (c) Open for Acceptance. Executive has been informed that the terms of this Agreement shall be open for acceptance and execution by him for a period of 21 days during which time he may consider whether to accept this Agreement. CNT shall not be obligated to make any payments or provide any benefits under this Agreement until Executive executes this Agreement.

          (d) Effect of Violation. The payments and benefits specified in this Agreement are subject to immediate termination, suspension, or reimbursement in the event that Executive takes any action or engages in any conduct that is in violation of this Agreement, recognizing that the damages incurred by CNT in any such event would be difficult to ascertain.

     8. Payments Upon Death. In the event of the death of Executive, any amounts payable pursuant to this Agreement shall inure to the benefit of, and be payable or reimbursable to, his estate or heirs, except that CNT shall reimburse such estate or heirs for amounts owing under Section 1(c) only with respect to expenses incurred by Executive.

     9. Governing Law. This Agreement has been entered into in the State of Minnesota and shall be governed, construed, and enforced in accordance with the laws of such state, without giving effect to the conflict of laws principles thereof.

     10. Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties and their respective heirs, legal representatives, successors, and assigns.

     11. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings among them with respect thereto.

EXECUTIVE HEREBY AFFIRMS AND ACKNOWLEDGES THAT HE HAS READ THE FOREGOING AGREEMENT AND THAT HE HAS BEEN ADVISED BY CNT TO

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CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT. EXECUTIVE FURTHER
AFFIRMS THAT HE UNDERSTANDS THE MEANING OF THE TERMS OF THIS AGREEMENT AND THEIR EFFECT AND AGREES THAT THE PROVISIONS SET FORTH IN THE ENTIRE AGREEMENT ARE WRITTEN IN LANGUAGE UNDERSTANDABLE TO EXECUTIVE. EXECUTIVE REPRESENTS THAT HE ENTERS INTO THIS AGREEMENT FREELY AND VOLUNTARILY AND THAT HE HAS HAD THE OPPORTUNITY TO OBTAIN AND CONSULT WITH LEGAL COUNSEL OF HIS OWN CHOOSING. EXECUTIVE ACKNOWLEDGES THAT HE HAS NOT RELIED UPON ANY REPRESENTATIONS BY CNT OR ITS AGENTS IN DECIDING TO SIGN OR NOT TO SIGN THIS AGREEMENT, OTHER THAN THE STATEMENTS MADE IN THIS AGREEMENT.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

                              COMPUTER NETWORK TECHNOLOGY
                               CORPORATION

                              By  /s/ John A. Rollwagan
                                  ------------------------
                                 Its Chairman
                                     ---------------------

                              /s/ Frantz Corneille
                              ----------------------------
                              Frantz Corneille

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